EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports First Quarter 2006 Financial Results

San Diego – May 11, 2006 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific immunotherapies for the treatment of cancer, today reported its financial results for the first quarter ended March 31, 2006. Net loss attributable to common stockholders for the quarter was $10.9 million, or $0.49 per share, compared to a net loss of $8.4 million, or $0.69 per share, for the same period in 2005.

“The first quarter was highlighted by our successful equity financing of more than $45 million in March,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “This financing enables us to continue executing on the clinical development of our lead product candidate FavId® for patients with non-Hodgkin’s lymphoma (NHL). Meanwhile, we continue to prepare for the analysis of clinical response data from our pivotal Phase 3 clinical trial later this year and the construction of our commercial manufacturing facility.”

First Quarter 2006 Financial Review

Research and development expense was approximately $8.4 million for the first quarter of 2006, compared to approximately $6.8 million for the same period in 2005. The increase is primarily due to additional expenses for clinical development of FavId, including personnel and clinical trial site costs. Effective January 1, 2006, Favrille implemented SFAS 123(R). Total stock-based compensation included in research and development was approximately $433,000 for the first quarter of 2006, compared to approximately $367,000 for the same period in 2005.

Marketing, general and administrative expense was approximately $2.7 million for the first quarter of 2006, compared to approximately $1.7 million for the same period in 2005. The increase was primarily due to additional personnel, liability insurance and other expenses incurred subsequent to the Company’s initial public offering and strategic marketing related expenses in preparation for the commercialization of FavId. Total stock-based compensation included in marketing, general and administrative expense was approximately $446,000 for the first quarter of 2006, compared to approximately $380,000 for the same period in 2005.

As of March 31, 2006, Favrille had cash, cash equivalents and short term investments of $70.6 million, compared to $34.5 million at December 31, 2005. The increase is primarily due to the $45.4 million in proceeds, before expenses, from the Company’s private placement of common stock and warrants in March 2006, partially offset by net cash used to fund ongoing operations.

“We expect total operating expenses for the full year 2006 to be in the range of $44 million to $47 million, which includes an estimated $3 million to $4 million in stock-based compensation to be recognized in accordance with SFAS 123(R),” said Tamara A. Seymour, Chief Financial Officer of Favrille. “We expect our cash, cash equivalents and short term investments to be in the range of $37 million to $40 million at the end of 2006.”

Recent Highlights

•                  Raised $45.4 Million to Support Ongoing Clinical Development and Commercialization of FavId. Favrille raised $45.4 million in a private placement of common stock and warrants in March 2006. The private placement was led by MPM BioEquities Adviser and also included Federated Kaufmann Fund, T. Rowe Price Associates, Forward Ventures, Sanderling Ventures, Alloy Ventures and William Blair Capital Partners. The Company believes this financing should be sufficient to fund operations through the analysis of the primary endpoint, time to disease progression, in its pivotal Phase 3 clinical trial of FavId, expected during the second half of 2007.

•                  Completed Enrollment in Pivotal Phase 3 Clinical Trial of FavId. Favrille completed enrollment in its randomized, double-blind, placebo-controlled Phase 3 clinical trial of FavId following Rituxan® induction therapy for the treatment of follicular B-cell NHL in January 2006. The Company anticipates an analysis of the secondary endpoint, response improvement, during the fourth quarter of this year.

•                  Received FDA Fast Track Designation for FavId. Favrille announced in January 2006 that it has received Fast Track designation from the FDA for FavId. Fast Track designation is granted for a new drug that is intended to treat a serious or life-threatening condition and demonstrates the potential to address an unmet medical need and, as a result, is eligible for priority review by the FDA.

•                  Completed Debt Financing to Fund Commercial Manufacturing Facility. Favrille also announced in January 2006 that it has secured a $20 million line of credit through loan and security agreements with General Electric Capital Corporation and Oxford Finance Corporation. The Company believes that the traditional line of credit and landlord improvement allowances will enable it to complete a commercial-scale manufacturing facility without utilizing proceeds from equity offerings.

•                  Presented New Manufacturing Technology Data. Favrille presented new data regarding the use of insect cell lines in the production of FavId at the Parenteral Drug Association Annual Meeting last month in Anaheim, California. The data suggest idiotype protein produced by insect cell lines possesses an enhanced ability to interact with dendritic cells, which may therefore stimulate a more effective immune response compared to idiotype protein derived from mammalian cells. Furthermore, by utilizing insect cell lines in its manufacturing process, Favrille can produce sufficient quantities of FavId based on a patient’s lymphoma in eight weeks, which the Company believes is significantly shorter than the production cycle times previously reported for other idiotype immunotherapies. The Company plans to present additional data regarding its proprietary manufacturing technology at the Cambridge Healthtech Institute’s Baculovirus Conference in September 2006.

Conference Call and Webcast Information

Favrille management will host a conference call at 4:30 p.m. Eastern Time today to discuss the first quarter 2006 financial results. A live audio webcast of management’s presentation will be available on the Investor Relations section of the Company’s web site at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (866) 800-8649 or (617) 614-2703, passcode 96914842. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 85699423.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including whether a clinically meaningful response improvement can serve as the basis for accelerated approval of FavId and whether it will receive expedited review as a result of the Fast Track designation; Favrille’s ability to complete a commercial-scale manufacturing facility without utilizing proceeds from equity offerings; Favrille’s ability to demonstrate that its idiotype protein produced from insect cell lines may stimulate a more effective immune response compared to idiotype protein derived from mammalian cells; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,898	$12,065
Short-term investments	19,732	22,427
Receivables	407	372
Prepaid expenses and other current assets	884	563
Total current assets	71,921	35,427
Property and equipment, net	9,852	9,430
Restricted cash	1,550	1,550
Other assets	602	600
Total assets	$83,925	$47,007
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,350	$3,888
Current portion of debt	2,704	2,553
Total current liabilities	8,054	6,441
Debt, less current portion	3,181	3,532
Deferred rent	1,738	1,320
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000 shares authorized at March 31, 2006 and December 31, 2005; no shares issued and outstanding at March 31, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value:
Authorized shares, 75,000,000 at March 31, 2006 and December 31, 2005;
Issued and outstanding shares— 28,920,426 and 20,329,046 at March 31, 2006 and December 31, 2005, respectively	29	20
Additional paid-in capital	197,264	156,882
Deferred stock-based compensation	—	(5,655)
Note receivable from stockholder	(96)	(96)
Accumulated other comprehensive loss	(7)	(54)
Deficit accumulated during the development stage	(126,238)	(115,383)
Total stockholders’ equity	70,952	35,714
Total liabilities and stockholders’ equity	$83,925	$47,007

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months ended March 31,		Period from January 21, 2000 (inception) to March 31,
	2006	2005	2006
Operating expenses:
Research and development	$8,421	$6,828	$77,277
General and administrative	2,701	1,664	21,194
Total operating expenses	11,122	8,492	98,471
Interest income	432	296	2,841
Interest expense	(165)	(208)	(2,172)
Other income (expense)	—	(1)	14
Loss on extinguishment of debt	—	—	(290)
Total other income, net	267	87	393
Net loss	(10,855)	(8,405)	(98,078)
Deemed dividend-beneficial conversion feature for Series C redeemable convertible preferred stock	—	—	(28,103)
Accretion of Series C redeemable convertible preferred stock issuance costs	—	(6)	(57)
Net loss applicable to common stockholders	$(10,855)	$(8,411)	$(126,238)
Historical net loss per share:
Basic and diluted	$(0.49)	$(0.69)
Weighted-average shares-basic and diluted	22,355	12,180